EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 17, 2008, relating to the consolidated financial statements of Hemagen Diagnostics, Inc. appearing in the Annual Report on Form 10-KSB of Hemagen Diagnostics, Inc. for the year ended September 30, 2008.

Stegman & Company
Baltimore, Maryland
December 18, 2008